UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2013

CAMAC ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056
(Address of principal executive offices) (Zip Code)

(713) 797-2940
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2013, CAMAC Energy Inc. (the “Company”) appointed Earl W. McNiel as Senior Vice President and Chief Financial Officer of the Company, effective as of February 27, 2013.  Mr. McNiel has served as Interim Chief Financial Officer of the Company since March 1, 2012.

In connection with the appointment of Mr. McNiel, the Company and Mr. McNiel entered into an employment agreement, which will be effective as of February 27, 2013 and continue until his employment is terminated by the Company or by him. The employment agreement provides for Mr. McNiel to serve as Senior Vice President and Chief Financial Officer of the Company. Mr. McNiel will receive an annual base salary of $290,000.

The employment agreement further provides for Mr. McNiel to receive, and the Board of Directors has approved, an option to purchase 800,000  shares of the Company’s common stock (the “Option”) under the Company’s 2009 Equity Incentive Plan (the “Plan”). The exercise price of the Option will be the closing price of the Company’s common stock on February 27, 2013, the date of grant. The Option will vest in 1/3 annual installments on each of the first three anniversaries of the date of grant, subject to Mr. McNiel’s continued service with the Company on each such anniversary date.

The employment agreement further provides for Mr. McNiel to receive, and the Board of Directors has approved, 175,000 restricted shares of the Company’s common stock (the “Stock”) under the Plan. The Stock shall be restricted and subject to forfeiture to the Company if Mr. McNiel’s rights to the restricted Stock do not vest under the award agreement. Mr. McNiel’s rights to the Stock will vest with respect to 50% of the Stock on the one year anniversary of the date of grant, and will vest with respect to the balance on the two year anniversary of the date of grant, subject in both cases to his continued service with the Company on such anniversary date.

The employment agreement further provides that during his employment with the Company, Mr. McNiel will be eligible for a discretionary cash performance bonus each year targeted at between 0% to 100% of his then-current annual base salary, based on defined targets. He will also be considered for additional grants of restricted stock and options in the Board’s sole discretion.

Mr. McNiel will receive severance benefits if his employment is involuntarily terminated by the Company without “cause” (as defined in the employment agreement), subject to Mr. McNiel executing a release of claims. If such a termination occurs, the Company will provide the following severance benefits:

●	An amount equal to Mr. McNiel’s annual base salary;

●	A target annual bonus as determined by the Board of Directors for the year in which the termination occurs;

●
Immediate acceleration by 12 months of the vesting of all outstanding Company restricted stock and options exercisable for Company Stock then held by Mr. McNiel, with all vested Company options held by him (including accelerated options) remaining exercisable for a period of 12 months following the date of termination;

●
Reimbursement for the excess, if any, of the amount Mr. McNiel paid to the Company for COBRA continuation coverage for up to the first 12 months he maintains such COBRA continuation coverage, above the amount of the applicable premium that he would have paid for comparable coverage during such 12 month period if he had remained an employee of the Company during such 12 month period.

Under the employment agreement, Mr. McNiel has agreed to confidentiality, non-solicitation and non-competition covenants with respect to the Company.

Mr. McNiel, 54, has more than thirty years of experience with public companies, primarily in the energy and waste management industries, and has broad experience in the areas of corporate finance, mergers and acquisitions, and financial reporting.  From 2009 until he joined the Company as Interim Chief financial Officer in 2012, he managed private investments and worked as a consultant to oil and gas and alternative energy companies.  From 2004 to 2009, he served as Vice President and Chief Financial Officer of Transmeridian Exploration Incorporated, an independent oil and gas exploration and production company.  From 1994 to 2004, he was a senior executive with Pride International, Inc., an international oilfield service provider and drilling contractor, serving as Chief Financial Officer, Vice President of Planning & Corporate Development, and Chief Accounting Officer.  Prior to joining Pride, Mr. McNiel served as a senior financial executive with several waste management companies and an oilfield service company. He began his career in public accounting with a major international accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMAC Energy Inc.

Dated: March 5, 2013	By:	/s/ Nicolas J. Evanoff
Nicolas J. Evanoff
Senior Vice President, General Counsel & Secretary

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